Exhibit 10. 7

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is entered into as of January 11, 2019, by and between Harvest Enterprises, Inc. (“ Harvest”), and Steven White (“Executive”). Harvest and White previously entered into an Employment Agreement, dated November 15, 2018 (the “Employment Agreement”). Harvest and Executive now desire to amend and renew the Employment Agreement as set forth below.

5. Benefits

(e) Additional Benefits. Executive shall be provided a discretional monthly expense account of $23,000 per month. Executive may use this account for either personal or business expenses in the sole discretion of Executive.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first above written.

HARVEST ENTERPRISES, INC.

By:	/s/ Steve Gutterman
Name:	Steve Gutterman
Title:	President

CEO

/s/ Steve White
Steve White